Exhibit 99

Family Dollar Reports First Quarter 2014 Financial Results

  Net Sales Increased 3.2% and Comparable Store Sales Decreased 2.8%
  Earnings Per Diluted Share of $0.68
  Company Announces Departure of President
  Management Provides Updated Guidance for FY14

MATTHEWS, N.C.--(BUSINESS WIRE)--January 9, 2014--Family Dollar Stores, Inc. (NYSE: FDO) today reported that for the first quarter of fiscal 2014 ended November 30, 2013, net sales increased to $2.5 billion and net income per diluted share for the quarter was $0.68.

“Today, we reported sales and earnings for the first quarter of fiscal 2014 that were in-line with our previously provided guidance. As expected, comparable stores sales were pressured, as we anniversaried strong consumable sales growth last year. In addition, our core customers continued to face economic uncertainties, and the promotional environment intensified,” said Howard R. Levine, Chairman and CEO. “While the top line was pressured, we expanded gross margin and managed inventory levels well. In addition, we continued to make progress in our longer-term initiatives. We opened 126 new stores and renovated, relocated or expanded 179 stores. We also expanded our penetration of private brands, increased our percentage of direct imports, and improved our store manager retention.”

Fiscal 2014 First Quarter Results

Net sales for the first quarter ended November 30, 2013 increased 3.2% to $2.5 billion compared to $2.4 billion in the first quarter of fiscal 2013 ended November 24, 2012. Sales were strongest in the Consumables category, which increased 4.7% during the quarter, driven primarily by strong growth in refrigerated and frozen food, health aids, and tobacco. Comparable store sales for the comparable 13-week period ended November 30, 2013 decreased 2.8% as a result of decreased customer transactions and a slight decrease in the average customer transaction value.

Gross profit for the quarter increased 3.6% to $856.8 million, or 34.3% of net sales, compared to $826.8 million, or 34.1% of net sales, in the first quarter of fiscal 2013. As a percentage of sales, higher markups and lower freight expense were partially offset by the impact of stronger sales of lower-margin consumables, increased inventory shrinkage, and higher markdowns.

Selling, general and administrative (SG&A) expenses, as a percentage of net sales, were 29.5% in the quarter compared to 28.9% in the first quarter of fiscal 2013. SG&A expenses decreased 1.4% on an average per-square-foot basis. The expense de-leverage during the quarter was primarily driven by the decrease in comparable store sales. As a percentage of net sales, higher store occupancy costs and store payroll were partially offset by lower advertising, insurance and incentive compensation costs.

The effective income tax rate in the quarter was 35.4% as compared to 36.4% in the first quarter of fiscal 2013. The decrease in the effective tax rate in the first quarter of fiscal 2014, as compared to the first quarter of fiscal 2013, was due primarily to foreign tax benefits associated with our global sourcing efforts and an increase in federal jobs tax credits partially offset by an increase in uncertain tax positions.

Net income for the quarter was $78.0 million compared with net income of $80.3 million for the first quarter of fiscal 2013.

The Company’s merchandise inventories at November 30, 2013, increased 3.4% to $1.65 billion compared with $1.59 billion at November 24, 2012. Average inventory per store at the end of the quarter was approximately 2.7% lower than the average inventory per store at the end of the first quarter of fiscal 2013.

In the quarter, capital expenditures were $112.5 million compared with $196.4 million in the first quarter of fiscal 2013. In the first quarter of fiscal 2014, the Company spent $42.8 million related to new stores; $30.7 million on our store renovation program; $20.2 million related to corporate and technology investments; and $14.3 million on existing stores.

During the quarter, the Company opened 126 new stores, closed one store, and renovated, relocated or expanded 179 stores.

In the first quarter of fiscal 2014, the Company repurchased approximately 1.8 million shares of its common stock for a total cost of $125.0 million. As of November 30, 2013, the Company had the authorization to purchase up to an additional $245.8 million of its common stock.

Management Changes

The Company announced today that Michael K. Bloom, President and Chief Operating Officer, has left the Company to pursue other interests. The Company will conduct a search for a new President and Chief Operating Officer.

“Since joining Family Dollar in 2011, Mike has been a valued part of our team,” said Levine. “We appreciate his contributions to the Company and wish him all the best in his future endeavors.”

Outlook

“Many of the top-line challenges we faced in the first quarter, including a challenged consumer and an intensified promotional environment, have continued to impact our business. Comparable stores sales for December decreased about 3%, driven primarily by a decline in customer transactions. In addition, we reacted to softness in discretionary categories by leveraging promotions more than we originally planned,” said Levine. “Reflecting our December results, our expectations that the macroeconomic trends will continue, and the impact of investments we plan to make to strengthen our value proposition, we have lowered our earnings expectations for the second quarter of fiscal 2014 and the full year.”

“While we have made meaningful progress to improve our execution, our financial performance has not met our expectations,” said Levine. “We have a great business model and ample growth opportunity, and I know we can do better.”

“As we move forward, we are taking steps to drive stronger revenue growth and better financial returns. Our immediate focus is on re-accelerating customer traffic, strengthening our value proposition, and continuing to enhance the relevancy of our assortment. We also intend to maintain our focus on reducing costs while also selectively investing in new stores, our renovation program and supply chain improvements to position our long-term growth.”

“While a difficult operating environment will likely challenge earnings growth in the near-term, I am confident that these investments will improve our competitiveness, strengthen customer loyalty, increase our market share and position us to deliver stronger earnings growth in early fiscal 2015.”

For the second quarter of fiscal 2014, the Company expects that comparable store sales will decline in the low-single-digit range and that earnings per diluted share will be between $0.85 and $0.95 per share compared with $1.21 per share in the second quarter of fiscal 2013. Consistent with the National Retail Federation calendar, the second quarter of fiscal 2013 included 14 weeks, and the Company estimates this extra week contributed approximately $189 million in sales and $0.07 of earnings per diluted share.

For the 52-week year ending August 30, 2014, the Company expects that earnings per diluted share will be between $3.25 and $3.55, compared with $3.83 in fiscal 2013, which was a 53-week year.

The Company's outlook for fiscal 2014 is based on the following assumptions which may or may not prove valid:

  A low-to-mid single digit increase in net sales, excluding the impact of the extra week in fiscal 2013;
  A low-single digit decline in comparable store sales;
  Approximately 525 new store openings and 80 store closings;
  Flat gross profit, as a percentage of sales;
  SG&A expense de-leverage based on our comparable store sales outlook;
  An effective income tax rate between 36.0% and 36.5%;
  Capital expenditures of between $450 million and $500 million; and
  Approximately $250 million of share repurchases.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment and financing plans, net sales, comparable store sales, store openings and closings, income tax rates, capital expenditures, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Earnings Conference Call Information

The Company plans to host a conference call with investors today, January 9, 2014, at 10:00 a.m. ET to discuss the results. The Company will also provide an update on various business initiatives and discuss plans and expectations for fiscal 2014. After some prepared remarks by management, participants will have an opportunity to ask questions. The Company’s responses to questions, as well as other matters discussed during the conference call, may include information that has not been disclosed previously.

If you wish to participate, please call (800) 890-0881 for domestic US calls and (719) 325-2295 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is 3827795 or “FAMILY DOLLAR.”

A live webcast of the conference call with accompanying slides can be accessed at the following link.

http://investor.familydollar.com/investors-relations/default.aspx

A replay of the webcast will be available at the address noted above after 11:00 a.m. ET, January 9, 2014.

About Family Dollar

For more than 54 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise appeals to shoppers in more than 8,000 stores in rural and urban settings across 46 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers, who often refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the First Quarter Ended
(in thousands, except per share amounts)	November 30, 2013	% of Net Sales	November 24, 2012	% of Net Sales

Net sales	$2,499,691	100.00%	$2,421,688	100.00%

Cost of sales	1,642,850	65.72%	1,594,894	65.86%

Gross profit	856,841	34.28%	826,794	34.14%

Selling, general and administrative expenses	736,522	29.46%	699,825	28.90%

Operating profit	120,319	4.81%	126,969	5.24%

Investment income	58	0.00%	75	0.00%

Interest expense	6,923	0.28%	7,122	0.29%

Other income	7,406	0.30%	6,362	0.26%

Income before income taxes	120,860	4.83%	126,284	5.21%

Income taxes	42,833	1.71%	46,005	1.90%

Net income	$78,027	3.12%	$80,279	3.32%

Net income per common share - basic	$0.68		$0.69
Weighted average shares - basic	114,581		115,521

Net income per common share - diluted	$0.68		$0.69
Weighted average shares - diluted	115,084		116,197

Dividends declared per common share	$0.26		$0.21

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	November 30,	November 24,
(in thousands, except per share and share amounts)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$170,465	$112,267
Short-term investment securities	4,007	9,560
Restricted cash and investments	33,844	80,884
Merchandise inventories	1,645,676	1,592,068
Deferred income taxes	37,786	71,557
Prepayments and other current assets	159,735	75,082
Total current assets	2,051,513	1,941,418

Property and equipment, net	1,759,485	1,636,189
Investment securities	20,565	23,489
Other assets	76,619	86,350

Total assets	$3,908,182	$3,687,446

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings	$242,000	$209,000
Current portion of long-term debt	16,200	16,200
Accounts payable	757,624	752,231
Accrued liabilities	317,725	316,347
Income taxes	22,155	32,618
Total current liabilities	1,355,704	1,326,396

Long-term debt	484,112	500,158
Other liabilities	292,447	277,738
Deferred gain	214,489	154,611
Deferred income taxes	22,506	75,950
Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares	—	—
Common stock, $.10 par; authorized 600,000,000 shares	12,055	11,993
Capital in excess of par	316,362	282,957
Retained earnings	1,617,716	1,290,436
Accumulated other comprehensive loss	(1,922)	(1,795)
Common stock held in treasury, at cost	(405,287)	(230,998)
Total shareholders' equity	1,538,924	1,352,593

Total liabilities and shareholders' equity	$3,908,182	$3,687,446

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the First Quarter Ended*
(in thousands)	November 30, 2013	November 24, 2012
Cash flows from operating activities:
Net income	$78,027	$80,279
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,734	57,175
Amortization of deferred gain	(4,205)	(2,857)
Deferred income taxes	1,402	17,919
Excess tax benefits from stock-based compensation	(5,244)	(12,654)
Stock-based compensation	5,530	4,413
Loss on disposition of property and equipment, including impairment	2,865	2,860
Changes in operating assets and liabilities:
Merchandise inventories	(178,661)	(165,906)
Prepayments and other current assets	1,828	(27,472)
Other assets	1,057	(2,073)
Accounts payable and accrued liabilities	27,876	10,003
Income taxes	30,671	761
Other liabilities	3,253	9,784
Net cash provided by (used in) operating activities	26,133	(27,768)

Cash flows from investing activities:
Purchases of restricted and unrestricted investment securities	(2,529)	(10,720)
Sales of restricted and unrestricted investment securities	26,111	7,542
Net change in restricted cash	373	46,009
Net proceeds from sale-leaseback	570	1,132
Capital expenditures	(112,467)	(196,386)
Proceeds from dispositions of property and equipment	165	162
Net cash used in investing activities	(87,777)	(152,261)

Cash flows from financing activities:
Revolving credit facility borrowings	686,000	568,000
Repayment of revolving credit facility borrowings	(444,000)	(374,000)
Repayment of long-term debt	(16,200)	(16,200)
Repurchases of common stock	(125,038)	(24,980)
Change in cash overdrafts	3,964	43,138
Proceeds from exercise of employee stock options	11,072	15,578
Excess tax benefits from stock-based compensation	5,244	12,654
Payment of dividends	(29,932)	(24,227)
Net cash provided by financing activities	91,110	199,963

Net change in cash and cash equivalents	29,466	19,934
Cash and cash equivalents at beginning of period	140,999	92,333
Cash and cash equivalents at end of period	$170,465	$112,267

*Certain reclassifications of the amounts for fiscal 2013 have been made to conform to the presentation for fiscal 2014.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the First Quarter Ended
	November 30,	November 24,
(in thousands)	2013	2012	% Change
Consumables	$1,873,096	$1,789,285	4.7%
Home products	240,496	242,335	-0.8%
Apparel and accessories	171,524	178,026	-3.7%
Seasonal and electronics	214,575	212,042	1.2%
TOTAL	$2,499,691	$2,421,688	3.2%

STORES IN OPERATION:
	For the First Quarter Ended
	November 30,	November 24,
	2013	2012
Beginning Store Count	7,916	7,442
New Store Openings	126	125
Store Closings	(1)	(1)
Ending Store Count	8,041	7,566

Total Square Footage (000s)	69,100	64,927
Total Selling Square Footage (000s)	57,807	54,245
INCREASE	6.6%	6.9%

CONTACT:
Family Dollar
Investor Contact:
Kiley F. Rawlins, CFA, 704-708-2858
krawlins@familydollar.com
or
Media Contact:
Josh Braverman, 704-814-5237
jbraverman@familydollar.com